Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

Kimco Realty Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Newly Registered Securities	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	—	$387,513,442.90	0.0001381	$53,515.61
Carry Forward Securities
Carry Forward Securities	Equity	Common stock, par value $0.01 per share(1)	415(a)(6)	—	$362,486,557.10		$0	S-3	333-269102	January 3, 2023	$0
	Total Offering Amounts				$750,000,000.00		$53,515.61
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$53,515.61

(1)
This prospectus supplement includes shares of common stock having an aggregate offering price of $362,486,557.10 registered under the prospectus supplement filed by Kimco Realty Corporation on September 15, 2023 and the registration statement on Form S-3 (File No. 333-269102) filed by Kimco Realty Corporation on January 3, 2023, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statements will be deemed terminated as of the date of effectiveness of this registration statement